Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Above Food Ingredients, Inc. on Form F-1 of our report dated March 11, 2024, which includes an explanatory paragraph as to Bite Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Bite Acquisition Corp. as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on June 28, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

July 18, 2024